Exhibit 10.12

August 20, 2020

Julie M. B. Bradley

RE: Board Service Letter Agreement

Dear Julie:

GoodRx is delighted to invite you to join the board of directors of GoodRx Holdings, Inc. (the “Board”), as a director and as Audit Committee Chair and will recommend to the Board and the company’s stockholders to elect you to that role as of August __, 2020.

This letter summarizes your service and compensation as an outside Board member for such term.

Your compensation as a director includes cash compensation and an equity grant. The specifics associated with each compensation component are as follows:

Cash compensation

As a Board member, the Company agrees to provide you with $30,000 in annual compensation which is to be paid quarterly and pro-rated as necessary for a partial quarter of service. Further, you will be reimbursed for usual and customary travel expenses associated with your Board activity in a manner consistent with GoodRx’s policies.

In addition, as Audit Committee Chair, the Company agrees to pay you an incremental

$20,000 in annual compensation, paid in the same manner as the compensation described above.

Your compensation as a director remains subject to modification from time to time by the Board.

Equity grant

The Board expects to issue to you an award of 15,000 restricted stock units in relation to Common Stock of GoodRx under the Fourth Amended and Restated 2015 Equity Incentive Plan of GoodRx Holdings, Inc. (the “Plan”). The amount of restricted stock units will be determined in the sole discretion of the Board. Your restricted stock units will vest over time as you provide services to GoodRx. The vesting schedule shall be over a three-year period, with the shares vesting at the rate of 1/36th of the total shares per month over thirty-six months from August 1, 2020, subject to your continuous provision of services to GoodRx. In addition, the Board expects to issue to you an award of 7,500 restricted stock units in relation to Common Stock of GoodRx with a vesting schedule that shall be over a one-year period, with the shares vesting at the rate of 1/12th of the total shares per month over twelve months from August 1, 2020, subject to your continuous provision of services to GoodRx.

We also request that you sign our standard form of Proprietary Information and Invention Assignment Agreement (the “Assignment Agreement”), a copy of which is included with this letter for your review.

In your capacity as a director of GoodRx, you will be indemnified to the fullest extent permitted by applicable law. We request that you sign the indemnification agreement which is included with this letter for your review.

We look forward to continuing working with you to make GoodRx a commercial and financial success.

Sincerely,

/s/ Trevor Bezdek
Trevor Bezdek Co-Chief Executive Officer

Agreed & Accepted:

By:	/s/ Julie M.B. Bradley
Name: Julie M.B. Bradley Date: 08 / 20 / 2020